HepatoChem, Inc.

SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

SERIES A CONVERTIBLE PREFERRED STOCK
PURCHASE AGREEMENT

This Series A Preferred Stock Purchase Agreement (this "Agreement") is made and entered into effective as of the 15th day of September, 2011 (the "Effective Date") by and between HepatoChem, Inc., a Delaware corporation (the "Company"), and Heartland Bridge Capital, Inc., a Delaware corporation (the "Purchaser"). The Company and Purchaser shall each be referred to as a "Party" and collectively as the "Parties."

The Parties hereby agree as follows:

1. PURCHASE OF SERIES A PREFERRED STOCK.

(a) *Purchase of the Series A Preferred Stock.* Subject to the terms of this Agreement, the Purchaser agrees to purchase from the Company, and the Company agrees to sell to the Purchaser, up to Forty Thousand (40,000) shares (each a "Share" and collectively the "Shares") of the Company's Series A Convertible Preferred Stock, par value $1.00 per share (the "Series A Convertible Preferred Stock"), at a purchase price of Ten Dollars ($10) per Share, for a total purchase price of up to Four Hundred Thousand Dollars ($400,000). The rights and preferences of the Series A Convertible Preferred Stock shall be as set forth in the Certificate of Designation for the Series A Convertible Preferred Stock to be filed with the Secretary of State of the State of Delaware, in substantially the form attached hereto as Exhibit A (the "Certificate of Designation").

(b) *Initial Closing.* Subject to the terms and conditions of this Agreement, the initial purchase and sale of Ten Thousand (10,000) Shares in exchange for the payment of One Hundred Thousand Dollars ($100,000) shall take place within thirty (30) days of the Effective Date (the "Initial Closing"). The Initial Closing will take place remotely via the exchange of facsimile or electronic signature pages, or at such time and place as the Company and the Purchaser mutually agree. At the Initial Closing, the Purchaser will deliver to the Company One Hundred Thousand Dollars ($100,000) by wire transfer of funds to the Company. At the Initial Closing, the Company will deliver to the Purchaser a stock certificate evidencing the Purchaser's ownership of Ten Thousand (10,000) Shares.

(c) *Subsequent Closings.* Absent the occurrence of a Material Adverse Effect (as defined below) or breach of any of the representations or warranties of the Company contained in this Agreement, the Purchaser will purchase up to an additional Thirty Thousand (30,000) Shares for an aggregate purchase price of up to Three Hundred Thousand Dollars ($300,000), which shall take place as follows (each a "Subsequent Closing" and collectively, the "Subsequent Closings"):

(i) the first Subsequent Closing shall be for the purchase of Ten Thousand (10,000) Shares for an aggregate purchase price of One Hundred Thousand Dollars ($100,000), and shall occur not more than thirty (30) days after the Initial Closing;

(ii) the second Subsequent Closing shall be for the purchase of Ten Thousand (10,000) Shares for an aggregate purchase price of One Hundred Thousand Dollars ($100,000), and shall occur not more than sixty (60) days after the Initial Closing; and

(iii) upon written request of the Company pursuant to the provisions of Section 5(f), which request shall not be made less than sixty (60) days after the Initial Closing (the "Fourth Tranche Request"), the third Subsequent Closing for the purchase of Ten Thousand (10,000) Shares for an aggregate purchase price of One Hundred Thousand Dollars ($100,000) shall occur not more than sixty (60) days after the Fourth Tranche Request.

Each Subsequent Closing will take place remotely via the exchange of facsimile or electronic signature pages, or at such time and place as the Company and the Purchaser mutually agree. At each Subsequent Closing, the Purchaser will deliver to the Company One Hundred Thousand Dollars ($100,000) by wire transfer of funds to the Company. At each Subsequent Closing, the Company will deliver to the Purchaser a stock certificate evidencing the Purchaser's ownership of Ten Thousand (10,000) Shares. The Initial Closing and each Subsequent Closing are referred to herein as a "Closing".

As used in this Agreement, "Material Adverse Effect" shall mean any fact, event, change, effect, condition, factor, or circumstance that individually or in the aggregate with all other facts, events, changes, effects, conditions, factors, and circumstances (i) is or is reasonably likely to be materially adverse to the business, assets, liabilities, financial condition, property, or results of operations of the Company taken as a whole or (ii) impairs or adversely affects in any material respect the Company's ability to perform its obligations under this Agreement; provided, however that the following shall not be taken into account in determining whether a Material Adverse Effect has occurred: (a) any change or effect resulting from changes in general economic conditions in the United States or worldwide or (b) any change resulting from conditions generally affecting the industry in which the Company conducts its business.

2. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents and warrants to Purchaser as follows:

(a) *Organization and Standing*. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

(b) *Company Power*. The Company has all requisite legal and corporate power and authority (i) to execute and deliver this Agreement, (ii) to sell and issue the Shares, (iii) to issue the shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), issuable upon conversion of the Shares into the Company's Common Stock (the "Conversion Shares" and, together with the Shares, the "Securities") and (iv) to carry out and perform its obligations under the terms of this Agreement and under the Certificate of Designation (collectively, the "Transaction Documents").

(c) *Authorization*. All corporate action required to be taken by the Company's Board of Directors and stockholders for the Company's authorization, execution, delivery and performance of the Transaction Documents, the authorization, sale, issuance and delivery of the Shares and the Conversion Shares and the performance of all of the Company's obligations under this Agreement have been taken. The Transaction Documents, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Securities will be duly and validly reserved and, when issued in compliance with the provisions of this Agreement and the Company's certificate of incorporation and bylaws (as each may be amended from time to time), will be validly issued, fully paid and nonassessable. The Securities will be free of any liens or encumbrances, security interest, claim, or right created by the Company of third parties; provided, however, that the Securities are subject to restrictions on transfer under state and/or Federal securities laws.

(d) *Approvals*. No consent, approval, or authorization of or designation, declaration, or filing with any third party, including any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement or the offer, sale or issuance of the Securities, or the consummation of any other transaction contemplated hereby, except (a) qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Securities under applicable Blue Sky laws and (b) filing of a Form D with the Securities and Exchange Commission, which filings and qualifications, if required, will be accomplished in a timely manner.

(e) *Intellectual Property*. The Company owns or possesses sufficient legal rights to (i) all trademarks, service marks, domain names, tradenames, copyrights, trade secrets, licenses, information and proprietary rights and processes and (ii) to the Company's knowledge, all patents and patent rights, (such rights are collectively referred to herein as the "Company Intellectual Property") that are material to, and currently used or presently proposed to be used in, the conduct of the Company's business as now conducted and as presently proposed to be conducted. Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property. The Company has not received any written notice or, to the Company's knowledge, other communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. To the Company's knowledge, none of the Company Intellectual Property violates or infringes any intellectual property rights of any other party. To the Company's knowledge, the Company Intellectual Property has not been breached by any third party. The Company has obtained and possesses valid licenses or rights to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company's business.

(f) *Capital*. Immediately prior to the Initial Closing, the authorized capital stock of the Company consists of 10,000 shares of Common Stock, 500 of which will be issued and outstanding and 75,000 shares of Series A Convertible Preferred Stock, none of which will be issued and outstanding. All outstanding shares of Common Stock and Series A Convertible Preferred Stock are fully paid and nonassessable, and, to the knowledge of the Company, free of liens, encumbrances, options, restrictions, and legal or equitable rights of others not a party to this Agreement. Schedule 2(f) attached hereto sets forth the capitalization of the Company immediately prior to the Initial Closing, including the number of shares of the following: (i) issued and outstanding Common Stock and Series A Convertible Preferred Stock and (ii) issued stock options. Except as set forth on Schedule 2(f) and as contemplated hereby, there are no outstanding options, warrants, rights, (including conversion or preemptive rights) or agreements to purchase or acquire from the Company any shares of Series A Convertible Preferred Stock, Common Stock, or any securities convertible into or exchangeable for shares of Series A Convertible Preferred Stock or Common Stock.

(g) *Offering*. Assuming the accuracy of the representations and warranties of Purchaser contained in Section 3 hereof, the offer, issue, and sale of the Shares are and will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Act").

(h) *Certificate of Designation*. The Purchaser has been provided with a true and correct copy of the Certificate of Designation that was filed with the Secretary of State of the State of Delaware and that sets forth all of the rights, privileges, and preferences with respect to the Series A Convertible Preferred Stock.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

(a) *Purchase for Own Account*. Purchaser represents that it is acquiring the Shares solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

(b) *Ability to Bear Economic Risk*. Purchaser acknowledges that investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

(c) *Investment Experience*. The Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. The Purchaser represents it has not been organized for the purpose of acquiring the Shares.

(d) *Further Limitations on Disposition*. Purchaser further acknowledges that the Securities are restricted securities under Rule 144 of the Act, and, therefore, when issued by the Company to the Purchaser will contain a restrictive legend substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Without in any way limiting the representations set forth above, Purchaser further agrees not to make any disposition of all or any portion of the Securities unless and until:

(i) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Act or any applicable state securities laws.

Notwithstanding the provisions of subparagraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by such Purchaser to a partner (or retired partner) of Purchaser, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were Purchasers hereunder.

(e) *Purchaser Authorization.* The Purchaser is empowered and duly authorized to enter into this Agreement under any governing document, partnership agreement, trust instrument, pension plan, charter, certificate of incorporation, bylaw provision or the like; this Agreement constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms; and the person signing this Agreement on behalf of the Purchaser is empowered and duly authorized to do so by the governing document or trust instrument, pension plan, charter, certificate of incorporation, bylaw provision, board of directors or stockholder resolution, or the like.

4. CONDITIONS TO CLOSING

(a) *Conditions to Purchaser's Obligations at the Closing.* The obligations of the Purchaser to acquire the Shares at any Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions:

(i) each of the representations and warranties of the Company contained in Section 2 shall be true and correct on and as of the Closing;

(ii) the Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing, shall not be in default under any of its obligations to the Purchasers or other third parties, and shall have obtained all approvals, consents, and qualifications necessary to complete the purchase and sale described herein;

(iii) the Board of Directors of the Company (or the appropriate governing body) shall have duly adopted resolutions and shall have taken all action necessary for the purpose of authorizing the Company to consummate all of the transactions contemplated to occur at the Closing hereby including, without limitation, the issuance of the Shares;

(iv) the Company shall have provided to the Purchaser reasonable documentation of the Company's ability to utilize the intellectual property owned or licensed by it in the achievement of its business objectives;

(v) No Material Adverse Effect shall have occurred that has not been cured by the Company to the satisfaction of the Purchaser, in its sole discretion; and

(vi) the Company shall have delivered to the Purchaser a stock certificate evidencing the Purchaser's ownership of the Shares being purchased by the Purchaser for that Closing.

(b) *Conditions to Company's Obligations.* The obligations of the Company to sell and issue the Shares to the Purchaser at each Closing are subject to the fulfillment or waiver, on or before such Closing, of each of the following conditions:

(i) each of the representations and warranties of the Purchaser contained in Section 3 shall be true and correct on the date of the Closing;

(ii) the Purchaser shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents, and qualifications necessary to complete the purchase and sale described herein; and

(iii) the Purchaser shall have delivered to the Company payment in full by wire transfer of funds to the Company for the principal amount of the Shares for that Closing.

5. MISCELLANEOUS

(a) *Board Membership.* So long as the Purchaser is the holder of any Shares or is the owner of ten Percent (10%) or more of the outstanding Common Stock of the Company, the Purchaser shall have the right to elect one (1) individual selected by the Purchaser to the Board of Directors of the Company; provided, that absent the occurrence of a Material Adverse Effect or breach of any of the representations or warranties of the Company contained in this Agreement, if the Purchaser has not invested an aggregate of $300,000 in the Company (if the

Fourth Tranche Request is not made) or an aggregate of $400,000 in the Company (if the Fourth Tranche Request is made) pursuant to the terms hereof (the "Maximum Amount"), subject to notice to the Purchaser and fifteen (15) days opportunity to fund the Maximum Amount after the receipt of such notice by the Purchaser, the provisions of this Section 5(a) shall be, null, void, and of no further force or effect.

(b) *Right of Participation*. So long as the Purchaser is the holder of any Shares or is the owner of ten percent (10%) or more of the outstanding Common Stock of the Company, the Purchaser shall have the right to participate, on a pro rata basis assuming conversion of the Shares into Conversion Shares at the then applicable Holder Conversion Price (as defined in the Certificate of Designation), in any future equity financing of the Company on the terms most favorable to any other investor in such an equity financing; provided, that absent the occurrence of a Material Adverse Effect or breach of any of the representations or warranties of the Company contained in this Agreement, if the Maximum Amount is not funded to the Company pursuant to the terms hereof, subject to notice to the Purchaser and fifteen (15) days opportunity to fund the Maximum Amount after the receipt of such notice by the Purchaser, the provisions of this Section 5(b) shall be, null, void, and of no further force or effect.

(c) *Survival of Representations and Warranties*. The representations, warranties, covenants, and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and the Closings contemplated hereby and shall bind the successors and assigns of the relevant Party, whether so expressed or not, and all such covenants, agreements, representations and warranties shall inure to the benefit of the successors and assigns of the parties hereto and to transferees of the Shares or Conversion Shares, whether so expressed or not.

(d) *Entire Agreement*. The Transaction Documents constitute the full and entire understanding and agreement among the parties hereto with respect to the subject matters hereof and thereof, and any and all other written or oral agreements existing prior to or contemporaneously herewith are expressly superseded and canceled.

(e) *Amendments, Waivers and Consents*. For the purposes of this Agreement and all agreements, documents, and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between the Company on the one hand and the Purchaser on the other and no delay on the part of any Party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. Any term or provision hereof may be amended, terminated, or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section 5(e) shall be binding upon each holder of Shares purchased under this Agreement at the time outstanding (including Conversion Shares into which the Shares have been converted), each future holder of all such securities and the Company.

(f) *Notices and Demands*. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if faxed (with transmission acknowledgment received), delivered personally or mailed by certified or registered mail (return receipt requested) as follows:

To the Company:	HepatoChem, Inc. 185 Alewife Brook Pkwy # 410 Cambridge, MA 02138 Attention: Marc J. Bazin, CEO
With a copy to:	Foley & Lardner LLP 111 Huntington Avenue Boston, MA 02119 Attention: Edouard C. LeFevre, Esq. Facsimile No.: (617) 342-4001
To the Purchaser:	Heartland Bridge Capital, Inc. 1 International Boulevard - Suite 400 Mahwah, NJ 07495-0027 Attention: James F. Groelinger, CEO
With a copy to:	The Lebrecht Group, APLC 9900 Research Drive Irvine, CA 92618 Attention: Craig V. Butler, Esq. Facsimile No.: (949) 635-1244

or to such other address or fax number of which any Party may notify the other Party as provided above. Notices shall be effective as of the date of such delivery, mailing or fax.

(g) *Severability*. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

(h) *Counterparts*. This Agreement and any exhibit or schedule hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit or schedule hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

(i) *Effect of Headings; Construction*. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The parties have participated jointly in the negotiation and drafting of the Transaction Documents with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions

of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

(j) *Governing Law*. This Agreement shall be deemed a contract made under the laws of the State of Delaware and all disputes, claims or controversies arising out of this Agreement, or the negotiation, validity or performance hereof or the transactions contemplated herein, shall be construed under and governed by the laws of the State of Delaware, without giving effect to its conflicts of laws principles.

(k) *Expenses*. Each Party shall pay their own expenses in connection with this Agreement and the Shares. In addition, should either Party commence any action, suit or proceeding to enforce this Agreement or any term or provision hereof, then in addition to any other damages or awards that may be granted to the prevailing Party, the prevailing Party shall be entitled to have and recover from the other Party such prevailing Party's reasonable attorneys' fees and costs incurred in connection therewith.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Series A Convertible Preferred Stock Purchase Agreement as of the date first written above.

THE COMPANY:

HEPATOCHEM, INC.

By: ______________________________
Marc J. Bazin, President and CEO

THE PURCHASER:

HEARTLAND BRIDGE CAPITAL, INC.

By: ______________________________
James F. Groelinger, CEO

IN WITNESS WHEREOF, the Parties have executed this Series A Convertible Preferred Stock Purchase Agreement as of the date first written above.

THE COMPANY:

HEPATOCHEM, INC.

By: ______________________________
Marc J. Bazin, President and CEO

THE PURCHASER:

HEARTLAND BRIDGE CAPITAL, INC.

By: ______________________________
James F. Groelinger, CEO

SCHEDULE 2(f)

Stockholder	Common Stock	% of Common Stock	Options	Fully Diluted Basis	% FDB
Marc Bazin	350	70.00%	3900	4250	62.96%
Cyrille Kuhn	125	25.00%		125	1.85%
John Groves	25	5.00%	2100	2125	31.48%
Jean Marie Vallet		0.00%	250	250	3.70%
TOTAL	500	100.00%	6250	6750	100.00%

Unsecured 10% Convertible Promissory Note of the Company, dated as of March ___, 2011, payable to the order of Cyrille Amiard in the principal amount of $10,000.

Unsecured 10% Convertible Promissory Note of the Company, dated as of March ___, 2011, payable to the order of Yves Pinet in the principal amount of $10,000.

<u>EXHIBIT A</u>

Certificate of Designation

**CERTIFICATE OF DESIGNATION
OF THE RIGHTS, PREFERENCES, PRIVILEGES,
AND RESTRICTIONS, WHICH HAVE NOT BEEN SET
FORTH IN THE CERTIFICATE OF INCORPORATION
OR IN ANY AMENDMENT THERETO,
OF THE
SERIES A CONVERTIBLE PREFERRED STOCK
OF
HEPATOCHEM, INC.**

(Pursuant to Section 151 of the General Corporation Law of Delaware)

The undersigned, Marc J. Bazin and [______________], do hereby certify that:

A. They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of HepatoChem, Inc., a Delaware corporation (the "Corporation").

B. Pursuant to the Unanimous Written Consent of the Board of Directors of the Corporation dated September [__], 2011, the Board of Directors duly adopted the following resolutions:

WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of stock designated as preferred stock, with a par value of $1.00 per share (the "Preferred Class"), comprising [_________] ([_________]) shares, none of which have been designated in a series or issued, and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

WHEREAS, the Board of Directors believes it in the best interests of the Corporation to create a series of the Preferred Class consisting of 75,000 shares and designated as the "Series A Convertible Preferred Stock" having certain rights, preferences, privileges, restrictions, and other matters relating to the Series A Convertible Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions, and other matters relating to the Series A Convertible Preferred Stock as follows:

1. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

1.1 "Board" shall mean the Board of Directors of the Corporation.

1.2 "Change of Control" shall mean (i) a consummation of a merger, consolidation, sale of the Corporation's stock, or other reorganization of the Corporation (other than a reincorporation of the Corporation), if after giving effect to such merger, consolidation or

other reorganization of the Corporation, the stockholders of the Corporation immediately prior to such merger, consolidation or other reorganization do not represent a majority interest of the holders of voting securities (calculated on a Fully Diluted Basis) with the ordinary voting power to elect directors of the surviving or resulting entity after such merger, consolidation or other reorganization; or (ii) a sale of all or substantially all of the assets of the Corporation to a third party who is not an affiliate of the Corporation. A Change of Control shall not include a transaction the sole purpose of which is to change the state of the Corporation's incorporation.

1.3 "Common Stock" shall mean the common stock, par value $1.00 per share, of the Corporation.

1.4 "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5 "Conversion Shares" shall mean shares of the Corporation's Common Stock issued upon conversion of the Series A Convertible Preferred Stock pursuant to the terms hereof.

1.6 "Distribution" shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation's stock).

1.7 "Fully Diluted Basis" shall mean that, with respect to an applicable calculation based on outstanding equity of the Corporation, all Fully Diluted Shares shall be deemed to be outstanding.

1.8 "Fully Diluted Shares" shall mean the total number of issued and outstanding shares of the Corporation's Common Stock <u>plus</u> the total number of shares of the Corporation's Common Stock issuable upon exercise of outstanding options or warrants to purchase shares of the Corporation's Common Stock <u>plus</u> the total number of shares of the Corporation's Common Stock issuable upon conversion of any other outstanding equity securities of the Corporation into shares of the Corporation's Common Stock.

1.9 "Holder" shall mean a holder of the Series A Convertible Preferred Stock.

1.10 "Holder Conversion Price" shall mean the price per share of Common Stock at which Conversion Shares shall be issued to the Holder when and if Conversion Shares are issued at the election of the Holder, which shall be calculated as follows: the <u>greater</u> of the quotient obtained by dividing (i) (a) $2,500,000 by (b) the total number of Fully Diluted Shares as of the applicable Conversion Date (as defined below), (ii) (a) the number that is four (4) times the Corporation's gross revenue for the twelve (12) month period immediately preceding the applicable Conversion Date by (b) the total number of Fully Diluted Shares as of the applicable Conversion Date, <u>and</u> (iii) (a) the net pre-tax income of the Corporation for the twelve (12) month period immediately preceding the applicable Conversion Date by (b) the total number of Fully Diluted Shares as of the applicable Conversion Date.

1.11 "Original Issue Date" shall mean the date on which the first share of Series A Convertible Preferred Stock is Purchased by a Holder.

1.12 "Original Issue Price" shall mean $10.00 per share for the Series A Convertible Preferred Stock.

1.13 "Purchase Date" shall mean the date the Holder paid the purchase price to purchase the Holder's first shares of Series A Convertible Preferred Stock.

1.14 "Person" shall mean an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.15 "Qualified Financing" shall mean the consummation of any equity financing effected by the Corporation following the Original Issue Date in which: (i) aggregate proceeds to the Corporation equal or exceed $2,000,000 and (ii) the price at which securities of the Corporation are issued in such financing is calculated based on a valuation of the Corporation equal to or in excess of $3,500,000 prior to giving effect to such financing.

1.16 "Series A Convertible Preferred Stock" shall mean the Series A Convertible Preferred Stock, par value $1.00 per share, of the Corporation.

2. Dividend Rights.

2.1 In each calendar year, the holders of the then outstanding Series A Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend). No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series A Convertible Preferred Stock simultaneously. Dividends on the Series A Convertible Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series A Convertible Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Series A Convertible Preferred Stock, except for such rights or interest that may arise as a result of the Corporation paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 2.

2.2 If declared by the Board, dividends shall be declared pro rata on the Common Stock and the Series A Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Convertible Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their

shares of Series A Convertible Preferred Stock at the time of such dividend in accordance with Section 4.1.1 hereof.

2.3 Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3. Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Corporation; whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's shareholders (the "Available Funds and Assets") shall be distributed to shareholders in the following manner:

3.1 Series A Convertible Preferred Stock. The holders of each share of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or Distribution (or any setting apart of any payment or Distribution) of any Available Funds and Assets on any shares of Common Stock an amount per share equal to the Original Issue Price of the Series A Convertible Preferred Stock plus all declared but unpaid dividends on the Series A Convertible Preferred Stock, if any. If upon any liquidation, dissolution, or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A Convertible Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series A Convertible Preferred Stock held by each holder thereof.

3.2 Merger, Consolidation, Sale, or Reorganization. Any transaction involving a merger, consolidation, sale of assets, sale of stock, or reorganization of the Corporation, regardless of whether such transaction constitutes a Change of Control of the Corporation, shall not be deemed to be a liquidation, dissolution, or winding up of the Corporation within the meaning of this Section 3.

3.3 Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board.

4. Conversion Rights.

4.1 Conversion of Preferred Stock. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time or from time to time after the issuance of such share, into Conversion Shares of the Corporation as follows:

4.1.1 Holder Election. At the election of the Holder at any time following the first anniversary of the Purchase Date, shares of the Series A Convertible Preferred Stock may be converted in whole or in party into

Conversion Shares by multiplying (a) the number of shares of Series A Convertible Preferred Stock being converted by (b) the Original Issue price, and then dividing that amount by the then applicable Holder Conversion Price.

4.1.2 Maximum Conversion Shares. In no event will the Holder be allowed to convert the shares of Series A Preferred Stock into Conversion Shares unless the Conversion Shares, when combined with all other Conversion Shares held by holders of the Series A Convertible Preferred Stock, equals more than twenty percent (20%) of the Corporation's issued and outstanding Common Stock, except in the event of a Change of Control. In the event of a transaction that would result in a Change of Control, the limitation set forth in this Section 4.1.2 shall not apply and the holders of the Series A Convertible Preferred Stock shall have the right to convert any or all shares of its Series A Convertible Preferred Stock, in its sole discretion.

4.2 Procedures for Exercise of Conversion Rights. The holders of any shares of Series A Convertible Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series A Convertible Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by the Corporation), accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." As promptly as practicable after the Conversion Date, but not later than ten (10) business days thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The holder shall be deemed to have become a shareholder of record on the Conversion Date.

4.3 Shares Pending Conversion. For the avoidance of doubt, if and to the extent that a Holder elects but is unable to convert shares of Series A Convertible Preferred Stock into Conversion Shares as a result of the conversion limitation set forth in Section 4.1.2 (such shares that are not able to be converted being referred to herein as the "Shares Pending Conversion"), then the Holder Conversion Price with respect to such Shares Pending Conversion shall be calculated as of the applicable date when the conversion election for such Shares Pending Conversion was first delivered pursuant to Section 4.2.

4.4 No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Convertible Preferred Stock. The number of full Conversion Shares shall be computed on the basis of the aggregate number of shares of Series A Convertible Preferred Stock so converted. Any fractional Conversion Shares which would otherwise be issuable upon conversion of the shares of Series A Convertible Preferred Stock will be rounded up to the next whole share.

4.5 Payment of Taxes for Conversions. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of Conversion Shares. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

4.6 Status of Common Stock Issued Upon Conversion. All Conversion Shares will upon issuance by the Corporation be validly issued, fully paid, and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

4.7 Status of Converted Preferred Stock. In case any shares of Series A Convertible Preferred Stock shall be converted pursuant to this Section 4, the shares so converted shall be canceled and shall not be issuable by the Corporation.

4.8 Reservation of Common Stock. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of Series A Convertible Preferred Stock from time to time outstanding.

4.9 Registration or Listing of Shares of Common Stock. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Convertible Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange, or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing, or approval, as the case may be.

5. Adjustment of Conversion Price.

5.1 General Provisions. In the event of a Change of Control of the Corporation after the date hereof, the shares of Series A Convertible Preferred Stock shall, after such Change of Control, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such Change of Control to which such holder would have been entitled if immediately prior to Change of Control it had converted its shares of Series A Convertible Preferred Stock into Common Stock without the application of the conversion limitation set forth in Section 4.1.2. The provisions of this Section 5.1 shall similarly apply to successive Changes of Control.

5.2 No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the

Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Convertible Preferred Stock against impairment. This provision shall not restrict the Corporation from amending its Certificate of Incorporation in accordance with the General Corporation Law of the State of Delaware and the terms hereof.

6. Call Provisions. The Corporation may elect to call and purchase shares of the Series A Convertible Preferred Stock, in whole or in part, by tendering cash payment to the Holder in the aggregate amount equal to the Original Issue Price for each share of Series A Convertible Preferred Stock to be so purchased, plus and additional amount equal to ten percent (10%) of the Original Issue Price per annum, plus an additional twenty percent (20%) of such amount as a call premium (collectively, the "Call Amount"). If the Holder has funded the full amount requested by the Corporation (up to a maximum of $400,000), the Holder may elect, in lieu of receipt of such Call Amount, to convert the Call Amount, in whole or in part, into Conversion Shares at the then applicable Holder Conversion Price pursuant to Section 4.1.1 hereof without the application of the conversion limitation set forth in Section 4.1.2.

7. Redemption.

7.1 Mandatory Redemption. The holders of a majority of the Series A Convertible Preferred Stock may require that the Corporation redeem the Series A Convertible Preferred Stock at any time after the expiration of four (4) years following the Original Issue Date (a "Mandatory Redemption"). The redemption price will be a total of the Original Issue Price per share, plus ten percent (10%), plus any accrued, but unpaid, dividends (the "Redemption Price"). The aggregate Redemption Price will be paid pro rata for each share of Series A Convertible Preferred Stock. In the event that the Corporation is unable to effect a Mandatory Redemption in full within the timeframe set forth in Section 7.2 hereof, any partial Mandatory Redemption shall be allocated among the holders of the then outstanding Series A Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series A Convertible Preferred Stock held by each holder thereof.

7.2 Procedures for Mandatory Redemption. The Holders may effect a Mandatory Redemption by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series A Convertible Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be redeemed, duly endorsed for transfer to the Corporation (if required by the Corporation), accompanied by written notice stating that the holders of a majority of the Series A Convertible Preferred Stock have elected to required the Corporation to effect a Mandatory Redemption, and further accompanied by wire transfer instructions pursuant to which the Redemption Price shall be paid to each Holder. As promptly as practicable after the Corporation's receipt of such notice and the certificates for the shares to be redeemed, but not later than thirty (30) business days thereafter, the Corporation shall deliver to each Holder by wire transfer of funds the Redemption Price for the shares of Series A Convertible Preferred Stock redeemed by such Holder. Any Mandatory Redemption

above shall be deemed to be effective and consummated once all payments due as a result thereof have been made to the Holders.

7.3 Failure to Redeem. In the event that the Corporation does not timely honor a Mandatory Redemption request, in whole or in part, made by the holders of Series A Convertible Preferred Stock pursuant the terms of Sections 7.1 and 7.2 hereof, the Corporation shall issue a promissory note to each Holder in a principal amount equal to the aggregate Redemption Price that remains unpaid to such Holder with regard to such Holder's shares of Series A Convertible Preferred Stock not redeemed by the Corporation (the "Shares Pending Redemption"). Thereafter, each Holder shall continue to hold any Shares Pending Redemption until the Redemption Price with regard to such Shares Pending Redemption is paid to the Holder pursuant to the terms of the applicable promissory note. Any payments to Holders pursuant to promissory notes issued with regard to Shares Pending Redemption shall be made to the holders of Shares Pending Redemption pro rata, according to the number of Shares Pending Redemption held by each holder thereof. If, in connection with a Change of Control, payments are made to the holders of Shares Pending Redemption pursuant to Section 3 hereof as a result of their ownership of such Shares Pending Redemption, the balance of any and all promissory notes issued in connection with Shares Pending Redemption shall be cancelled, null, void, and of no further force or effect. Any promissory notes issued pursuant to this Section 7.3 will accrue interest equal to the amounts the holders would receive as holders of the Series A Convertible Preferred Stock as if the shares had not been redeemed, or the Shares Pending Conversion shall continue to accrue amounts owed to holders of the Series A Convertible Preferred Stock as if they had not been redeemed, but the holders of the promissory notes shall not receive both interest payments under the promissory notes and the payments on the Shares Pending Redemption set forth herein.

7.4 Voluntary Redemption. Except pursuant to Section 6, the Corporation does not have the right to redeem the Series A Convertible Preferred Stock.

8. Notices. Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if sent by facsimile or overnight courier to the address appearing on the books of the Corporation, and shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

9. Voting Provisions. Each holder of the Series A Convertible Preferred Stock shall have the number of votes equal to the number of outstanding shares of Common Stock that the Holder would be entitled to if the Holder converted his/her/its shares of Series A Convertible Preferred Stock into shares of the Corporation's Common Stock under Section 4.1.1 immediately prior to the relevant vote on all matters to which the holders of the Corporation's Common Stock are entitled or required to vote. The number of votes will be calculated on a Fully Diluted Basis assuming all other convertible securities of the Corporation were converted or issued and entitled to vote immediately prior to the vote as well. The conversion limitation set forth in Section 4.1.2 shall not apply when making this calculation.

For the avoidance of doubt, the number of votes for the holders of Series A Convertible Preferred Stock will be calculated so that the holders of outstanding options or warrants to purchase shares of the Company's Common Stock shall effectively have the right to vote as if the shares of the Company's Common Stock issuable upon exercise of such outstanding options or warrants were actually issued and outstanding.

10. Protective Provisions. The Corporation may not take any of the following actions without the approval of the holders of a majority of the outstanding Series A Convertible Preferred Stock: (i) alter or change the rights, preferences, or privileges of the Series A Convertible Preferred Stock, (ii) issue shares of Series A Convertible Preferred Stock other than pursuant to a bona fide financing transaction, or (iii) other than in connection with a Qualified Financing, authorize the issuance of securities having a preference over or on par with the Series A Convertible Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A Convertible Preferred Stock to be duly executed by its Chief Executive Officer and attested to by its Secretary this [___] day of September, 2011

______________________________	______________________________
By: Marc J. Bazin	By:
Its: Chief Executive Officer	Its: Secretary